Exhibit 99.1

                     Ingles Markets, Incorporated Announces
                             Second Quarter Results


    ASHEVILLE, N.C.--(BUSINESS WIRE)--May 6, 2005--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported financial results for the three and six months ended March 26, 2005.
    Net sales for the March 2005 quarter increased 7.0% over the March 2004 quarter, while comparable store sales grew 6.3% for the same period. For the six months ended March 26, 2005, net sales increased 5.8% over the 2004 period, while comparable store sales grew 5.6%. Sales grew in each of the Company's departments, with the largest percentage increases in perishables, pharmacy and gasoline.
    Easter sales occurred in the March quarter of fiscal 2005 but in the June quarter of fiscal 2004. The Company estimates that comparable store sales increases are slightly lower, at 5.7% and 5.2%, for the March 2005 three- and six-month periods, respectively, adjusted for the effect of Easter sales.
    Gross profit dollars for the March 2005 quarter increased 3.5%. Gross profit, as a percentage of sales, was 25.5% for the March 2005 quarter, compared to 26.3% for the same quarter last year. Increased promotional efforts during the quarter and the effect of lower margins in the pharmacy and gasoline departments contributed to the change in gross profit as a percentage of sales. Gross profit dollars for the March 2005 six-month period increased 5.0% over the same period of fiscal 2004. Gross profit as a percentage of sales was 25.4% and 25.6% for the six months ended March 26, 2005, and March 27, 2004, respectively.
    Operating and administrative expenses for the March 2005 quarter decreased as a percentage of sales to 21.8% compared to 22.6% in the March 2004 quarter. Operating and administrative expenses for the March 2005 six-month period decreased as a percentage of sales to 21.8% compared to 22.4% in the March 2004 six-month period. Operating and administrative expenses declined as a percentage of sales due primarily to the increased sales volume.
    Net rental income decreased $0.7 million both for the March 2005 quarter and six-month period from the comparable prior year periods due primarily to the sale of a shopping center in September 2004 in which Ingles was not a tenant and the relocation of other tenants from shopping centers to stand alone sites.
    Income from operations increased 3.0% for the quarter ended March 26, 2005, over the prior year quarter. For the six-month 2005 period, income from operations increased 13.6% over the prior year period. The increase in income from operations is due primarily to the sales and resulting gross profit increases.
    Interest expense decreased $0.8 million and $1.6 million for the three- and six-month periods ended March 2005, respectively, compared to the same periods ended March 2004 due to a reduction in total debt from $620.0 million at March 27, 2004, to $586.5 million at March 26, 2005.
    During the prior year second quarter, other income included a $3.8 million gain on the sale of a shopping center in which Ingles no longer operated a store. No real estate was sold in the March 2005 quarter.
    Net income for the March 2005 quarter totaled $5.5 million, or $0.23 per diluted share, compared to $7.2 million, or $0.31 per diluted share, for the March 2004 quarter. Net income for the six months ended March 26, 2005, increased to $10.5 million, or $0.44 per diluted share, compared to $9.6 million, or $0.42 per diluted share, for the March 2004 six-month period. Included in the March 2004 three- and six-month results were pre-tax gains of $3.8 million ($2.5 million net of income tax) on the sale of a shopping center in which Ingles no longer operated a store.
    Commenting on the results, Robert P. Ingle, chief executive officer, stated, "We continue to be pleased with the success of our operations. Our sales growth remains strong despite a two store decrease in store count. We remain focused on keeping our stores modern and offering the products and conveniences our customers deserve. We are particularly pleased with the growth in our perishables departments. Our sales growth continues to fuel a strong increase in earnings, year over year."
    During the March 2005 six-month period, Ingles completed one new store, completed one major remodel/expansion, purchased three future store sites and closed two stores. Capital expenditures for the March 2005 six-month period totaled $26.8 million. For the balance of the fiscal year, Ingles expects to open three new stores, complete one major remodel/expansion, add seven new fuel stations and purchase one store site. Capital expenditures for the entire fiscal year are expected to be approximately $70.0 million, including expenditures for stores to open in fiscal 2006.

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2004 Form 10-K and 2005 Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 195 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.


                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

                          Three Months Ended       Six Months Ended
                        ----------------------  ----------------------
                         Mar. 26,    Mar. 27,    Mar. 26,    Mar. 27,
                           2005        2004        2005        2004
                        ----------  ----------  ----------  ----------

Net sales                 $557,267    $520,792  $1,116,542  $1,055,099
Gross profit               142,028     137,181     283,980     270,517
Operating and
 administrative expenses   121,582     118,037     244,290     236,569
Rental income, net           1,081       1,747       2,551       3,238
Income from operations      21,527      20,891      42,241      37,186
Other income, net              239       4,183         685       5,521
Interest expense            12,912      13,712      25,958      27,582
Income taxes                 3,380       4,117       6,430       5,476
Net income                  $5,474      $7,245     $10,538      $9,649


Basic earnings per
 common share                $0.23       $0.31       $0.44       $0.42

Diluted earnings per
 common share                $0.23       $0.31       $0.44       $0.42

Additional selected information:
Depreciation and
 amortization expense      $14,030     $14,293     $28,490     $28,323
Rent expense                $6,472      $7,700     $14,178     $15,800


           Condensed Consolidated Balance Sheets (Unaudited)

                                                 Mar. 26,    Sept. 25,
                                                   2005        2004
                                                ----------  ----------
ASSETS
  Cash and cash equivalents                        $52,841     $80,594
  Receivables-net                                   38,086      34,450
  Inventories                                      199,137     189,432
  Other current assets                              10,485       9,063
  Property and equipment-net                       735,295     738,219
  Other assets                                      14,047      11,929
                                                ----------  ----------
TOTAL ASSETS                                    $1,049,891  $1,063,687
                                                ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current maturities of long-term debt             $25,700     $33,827
  Accounts payable- trade                          100,497      88,725
  Accrued expenses and current portion of
   other long-term liabilities                      59,295      66,189
  Deferred income taxes                             35,325      40,886
  Long-term debt                                   560,819     568,607
  Other long-term liabilities                        3,337       4,236
                                                ----------  ----------
     Total Liabilities                             784,973     802,470
  Stockholders' equity                             264,918     261,217
                                                ----------  ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                          $1,049,891  $1,063,687
                                                ==========  ==========




    CONTACT: Ingles Markets, Incorporated
             Ronald B. Freeman, 828-669-2941, Ext. 223
             www.ingles-markets.com